Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Laurie Stacy
Media Contact
t: 540-561-8452
e: laurie.stacy@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 919-573-3848
e: zaheed.mawani@advanceautoparts.com

ADVANCE AUTO PARTS REPORTS THIRD QUARTER FISCAL 2015 COMPARABLE CASH EPS GROWTH OF 3.2% TO $1.95

ROANOKE, Va., November 12, 2015 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, serving both professional installer and do-it-yourself customers, today announced its financial results for the third quarter ended October 10, 2015. Third quarter comparable cash earnings per diluted share (Comparable Cash EPS) were $1.95, which was an increase of 3.2% versus the third quarter last year. These third quarter comparable results exclude $0.08 of amortization of acquired intangible assets and integration and restructuring costs of $0.24, primarily associated with the acquisition of General Parts International, Inc. (General Parts).

Comparable Third Quarter Performance Summary (1)

	Twelve Weeks Ended		Forty Weeks Ended
	October 10, 2015	October 4, 2014	October 10, 2015	October 4, 2014

Sales (in millions)	$2,295.2	$2,289.5	$7,703.5	$7,606.7

Comp Store Sales %	0.5%	1.5%	0.7%	2.2%

Gross Profit (in millions)	$1,032.4	$1,034.4	$3,513.6	$3,449.7

Comparable SG&A (in millions)	$788.6	$797.6	$2,676.0	$2,665.8

Comparable Operating Income (in millions)	$243.8	$236.8	$837.6	$783.9

Comparable Cash EPS	$1.95	$1.89	$6.60	$6.22

Avg Diluted Shares (in thousands)	73,763	73,427	73,695	73,390

(1)
Fiscal 2015 and 2014 include certain non-comparable expenses. The Comparable SG&A, Comparable Operating Income and Comparable Cash EPS for the twelve weeks ended October 10, 2015 and October 4, 2014, respectively, have been reported on a comparable basis to exclude General Parts integration, store consolidation costs and support center restructuring of $28.6 million and $17.8 million, respectively, and General Parts amortization of acquired intangible assets of $9.7 million and $9.9 million, respectively. The Comparable SG&A, Comparable Operating Income and Comparable Cash EPS for the forty weeks ended October 10, 2015 and October 4, 2014, respectively, have been reported on a comparable basis to exclude General Parts integration, store consolidation costs and support center restructuring of $79.8 million and $45.5 million, respectively, and General Parts amortization of acquired intangible assets of $32.6 million and $32.8 million, respectively. For a better understanding of the Company's comparable results, refer to the presentation of the respective financial measures on a GAAP basis and reconciliation of the financial results reported on a comparable basis to the GAAP basis in the accompanying financial tables in this press release.

“I would like to thank all our Team Members for their hard work during the third quarter of 2015,” said Darren R. Jackson, Chief Executive Officer. “Our third quarter comparable store sales increased 0.5% and Comparable Cash EPS grew 3.2% to $1.95. These results were unfavorably impacted by the continuing demands of the General Parts integration as well as some headwinds due to foreign exchange. We remain focused on structurally improving our business and progressing through our integration milestones to position the company for long term growth."

Third Quarter 2015 Highlights

Total sales for the third quarter increased 0.3% to $2.30 billion, as compared with total sales during the third quarter of fiscal 2014 of $2.29 billion. The sales increase was driven by the addition of new stores over the past 12 months and a comparable store sales increase of 0.5% partially offset by changes in our independent store count. Our comparable store sales were negatively impacted by 47 basis points due to foreign currency fluctuations from our Canadian operations.

The Company's gross profit rate was 45.0% of sales during the third quarter as compared to 45.2% during the third quarter last year. The 20 basis-point decrease in gross profit rate was primarily the result of higher inventory expenses related to the product integration, modest supply chain expense deleverage due to low comparable store sales growth partially offset by lower product acquisition costs inclusive of the Company's ongoing merchandise synergy savings.

The Company's Comparable SG&A rate was 34.4% of sales during the third quarter as compared to 34.8% during the same period last year. The 48 basis-point decrease was primarily the result of lower incentive compensation, lower administrative costs and synergy savings partially offset by expense de-leverage as a result of our low comparable store sales growth. On a GAAP basis, the Company's SG&A rate was 36.0% of sales during the third quarter as compared to 36.0% during the same period last year.

The Company's Comparable Operating Income was $243.8 million during the third quarter, an increase of 2.9% versus the third quarter of fiscal 2014. As a percentage of sales, Comparable Operating Income in the third quarter was 10.6% compared to 10.3% during the third quarter of fiscal 2014. On a GAAP basis, the Company's operating income during the third quarter of $205.5 million decreased 1.7% versus the third quarter of fiscal 2014. On a GAAP basis, the Operating Income rate was 9.0% during the third quarter as compared to 9.1% during the third quarter of fiscal 2014.

Operating cash flow decreased approximately 3.7% to $520.1 million through the third quarter of fiscal 2015 from $540.3 million through the third quarter of fiscal 2014. Free cash flow decreased to $358.9 million through the third quarter of fiscal 2015 from $378.8 million through the third quarter of fiscal 2014. Capital expenditures through the third quarter of fiscal 2015 were $161.2 million as compared to $161.5 million through the third quarter of fiscal 2014.

“Our teams once again delivered on our synergy expectations and demonstrated continued G&A expense discipline to grow our Comparable Operating Income 2.9% in the quarter despite softer top-line performance,” said Mike Norona, Executive Vice President and Chief Financial Officer. “Our third quarter reflected ongoing demands from our integration activities, and we expect our earnings will be pressured for the remainder of the year due to these continued integration impacts. That said, we remain focused on making the necessary changes to the business and delivering our comparable operating income target of 12% in 2016.”

2015 Full-Year Outlook

"Given our third quarter earnings shortfall coupled with continuing integration headwinds and the soft start to our lowest volume fourth quarter, we are revising our full year comparable cash EPS down to $7.75 to $7.90," said Norona. "This revised outlook assumes flat to slightly negative fourth quarter comparable store sales, roughly flat year over year fourth quarter gross margin rate and achievement of our full year synergies estimate of between $45 million and $55 million for the full year."

Additionally, as part of its on-going process of store evaluations, the Company has further identified, and is subsequently planning to close an additional 30 stores in the latter part of 2015. The one-time expense impact of these closures is expected to be between $10 and $15 million in 2015.  This effectively increases the 2015 full-year estimates for one-time integration and restructuring expenses from the most current outlook of $91 to $105 million disclosed in the Company's second quarter 2015 earnings release to now be between $101 to $120 million.

"Looking ahead, I welcome the opportunity and look forward to working with our teams to realize the full potential of our company that both we and our shareholders expect," said George Sherman, President. "We are on course to combine as one company and are making the right foundational investments this year and are confident this positions us to achieve our business objectives in 2016 and beyond. That said, we must have relentless bias for action and a higher level of accountability than we have to date to ensure consistent execution at all levels and deliver the necessary improvements to our business performance which I am confident is within our sights."

Store Information

As of October 10, 2015, the Company operated 5,240 stores and 118 Worldpac branches and served approximately 1,300 independently-owned Carquest stores. The below table summarizes the changes in the number of the company-operated stores and branches during the forty weeks ended October 10, 2015.

	AAP	AI	BWP	CARQUEST	WORLDPAC	Total

January 3, 2015	3,888	210	38	1,125	111	5,372
New	48	2	—	23	7	80
Closed	(9)	—	—	(1)	—	(10)
Consolidated	(2)	(25)	(3)	(54)	—	(84)
Converted	114	(4)	(2)	(108)	—	—
October 10, 2015	4,039	183	33	985	118	5,358

Dividend

On November 9, 2015, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on January 8, 2016 to stockholders of record as of December 24, 2015.

Investor Conference Call
The Company will host a conference call on Thursday, November 12, 2015, at 10:00 a.m. Eastern Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until August 13, 2016.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket parts provider in North America, serves both the professional installer and do-it-yourself customers. As of October 10, 2015 Advance operated 5,240 stores and 118 Worldpac branches and served approximately 1,300 independently-owned Carquest branded stores in the United States, Puerto Rico, the U.S. Virgin Islands and Canada.  Advance employs approximately 75,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, guidance for 2015 financial performance; statements regarding the benefits and other effects of the acquisition of General Parts and the combined company’s plans, objectives and expectations; statements regarding expected growth and future performance of Advance Auto Parts, Inc. (AAP), including store growth, capital expenditures, comparable store sales, gross profit rate, SG&A, operating income, free cash flow, income tax rate, General Parts integration costs and store consolidation costs, synergies, expenses to achieve synergies, comparable cash earnings per diluted share for fiscal year 2015 and comparable operating income rate targets; expectations regarding leadership changes and their impact on the company’s strategies, opportunities and results; statements regarding enhancements to shareholder value; statements regarding strategic plans or initiatives, growth or profitability; and all other statements that are not statements of historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the risk that the benefits of the General Parts acquisition, including synergies, may not be fully realized or may take longer to realize than expected; the possibility that the General Parts acquisition may not advance AAP’s business strategy; the risk that AAP may experience difficulty integrating General Parts’ employees, business systems and technology; the potential diversion of AAP’s management’s attention from AAP’s other businesses resulting from the General Parts acquisition; the impact of the General Parts acquisition on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers; the risk that AAP may experience difficulty in successfully implementing announced leadership changes; the ability of the persons appointed to lead and provide results in their new roles; potential disruption to AAP’s business resulting from announced leadership changes; the impact of announced leadership changes on AAP’s relationships with customers, suppliers and other business partners; AAP’s ability to attract, develop and retain executives and other employees; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and General Parts' products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended January 3, 2015 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 10, 2015	January 3, 2015	October 4, 2014

Assets

Current assets:
Cash and cash equivalents	$105,346	$104,671	$89,664
Receivables, net	664,614	579,825	634,828
Inventories, net	4,141,562	3,936,955	3,941,549
Other current assets	96,863	119,589	97,232
Total current assets	5,008,385	4,741,040	4,763,273

Property and equipment, net	1,396,093	1,432,030	1,424,569
Goodwill	992,576	995,426	997,715
Intangible assets, net	702,719	748,125	763,338
Other assets, net	81,763	45,737	48,842
	$8,181,536	$7,962,358	$7,997,737

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$595	$582	$5,580
Accounts payable	3,180,175	3,095,365	3,090,991
Accrued expenses	582,661	520,673	573,183
Other current liabilities	187,483	126,446	114,288
Total current liabilities	3,950,914	3,743,066	3,784,042

Long-term debt	1,293,102	1,636,311	1,730,150
Other long-term liabilities	524,444	580,069	558,046
Total stockholders' equity	2,413,076	2,002,912	1,925,499
	$8,181,536	$7,962,358	$7,997,737

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
October 10, 2015 and October 4, 2014
(in thousands, except per share data)
(unaudited)

	Q3 2015			Q3 2014
	As Reported	Comparable Adjustments (a)	Comparable	As Reported	Comparable Adjustments (a)	Comparable

Net sales	$2,295,203	$—	$2,295,203	$2,289,456	$—	$2,289,456
Cost of sales	1,262,816	—	1,262,816	1,255,014	—	1,255,014
Gross profit	1,032,387	—	1,032,387	1,034,442	—	1,034,442
Selling, general and administrative expenses	826,862	(38,283)	788,579	825,284	(27,670)	797,614
Operating income	205,525	38,283	243,808	209,158	27,670	236,828
Other, net:
Interest expense	(14,384)	—	(14,384)	(15,903)	—	(15,903)
Other income, net	1,276	—	1,276	398	—	398
Total other, net	(13,108)	—	(13,108)	(15,505)	—	(15,505)
Income before provision for income taxes	192,417	38,283	230,700	193,653	27,670	221,323
Provision for income taxes	71,948	14,548	86,496	71,476	10,515	81,991
Net income	$120,469	$23,735	$144,204	$122,177	$17,155	$139,332

Basic earnings per share (b)	$1.64	$0.32	$1.96	$1.67	$0.23	$1.90
Diluted earnings per share (b)	$1.63	$0.32	$1.95	$1.66	$0.23	$1.89

Average common shares outstanding (b)	73,215	73,215	73,215	72,955	72,955	72,955
Average diluted common shares outstanding (b)	73,763	73,763	73,763	73,427	73,427	73,427

(a)
The comparable adjustments to Selling, general and administrative expenses for Q3 2015 include General Parts integration, store consolidation costs and support center restructuring of $28.6 million and General Parts amortization of acquired intangible assets of $9.7 million. The comparable adjustments to Selling, general and administrative expenses for Q3 2014 include General Parts integration and store consolidation costs of $17.8 million and General Parts amortization of acquired intangible assets of $9.9 million.

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At October 10, 2015 and October 4, 2014, we had 73,234 and 72,994 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Forty Week Periods Ended
October 10, 2015 and October 4, 2014
(in thousands, except per share data)
(unaudited)

	2015			2014
	As Reported	Comparable Adjustments (a)	Comparable	As Reported	Comparable Adjustments (a)	Comparable

Net sales	$7,703,473	$—	$7,703,473	$7,606,652	$—	$7,606,652
Cost of sales	4,189,873	—	4,189,873	4,156,980	—	4,156,980
Gross profit	3,513,600	—	3,513,600	3,449,672	—	3,449,672
Selling, general and administrative expenses	2,788,498	(112,459)	2,676,039	2,744,039	(78,275)	2,665,764
Operating income	725,102	112,459	837,561	705,633	78,275	783,908
Other, net:
Interest expense	(51,599)	—	(51,599)	(56,406)	—	(56,406)
Other (expense) income, net	(4,440)	—	(4,440)	1,209	—	1,209
Total other, net	(56,039)	—	(56,039)	(55,197)	—	(55,197)
Income before provision for income taxes	669,063	112,459	781,522	650,436	78,275	728,711
Provision for income taxes	250,484	42,734	293,218	241,045	29,744	270,789
Net income	$418,579	$69,725	$488,304	$409,391	$48,531	$457,922

Basic earnings per share (b)	$5.70	$0.94	$6.65	$5.60	$0.66	$6.26
Diluted earnings per share (b)	$5.66	$0.94	$6.60	$5.56	$0.66	$6.22

Average common shares outstanding (b)	73,168	73,168	73,168	72,913	72,913	72,913
Average diluted common shares outstanding (b)	73,695	73,695	73,695	73,390	73,390	73,390

(a)
The comparable adjustments to Selling, general and administrative expenses for year-to-date 2015 include General Parts integration, store consolidation costs and support center restructuring of $79.8 million and General Parts amortization of acquired intangible assets of $32.6 million. The comparable adjustments to Selling, general and administrative expenses for year-to-date 2014 include General Parts integration and store consolidation costs of $45.5 million and General Parts amortization of acquired intangible assets of $32.8 million.

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the year-to-date period. At October 10, 2015 and October 4, 2014, we had 73,234 and 72,994 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Forty Week Periods Ended
October 10, 2015 and October 4, 2014
(in thousands)
(unaudited)

	October 10, 2015	October 4, 2014

Cash flows from operating activities:
Net income	$418,579	$409,391
Depreciation and amortization	207,496	218,615
Share-based compensation	25,941	15,969
(Benefit) provision for deferred income taxes	(13,486)	32,243
Excess tax benefit from share-based compensation	(10,291)	(5,698)
Other non-cash adjustments to net income	11,782	5,518
Increase in:
Receivables, net	(86,610)	(102,062)
Inventories, net	(202,901)	(227,557)
Other assets	(16,522)	(43,534)
Increase (decrease) in:
Accounts payable	91,590	209,461
Accrued expenses	93,101	29,103
Other liabilities	1,409	(1,155)
Net cash provided by operating activities	520,088	540,294

Cash flows from investing activities:
Purchases of property and equipment	(161,232)	(161,542)
Business acquisitions, net of cash acquired	(18,893)	(2,060,816)
Proceeds from sales of property and equipment	178	710
Net cash used in investing activities	(179,947)	(2,221,648)
Cash flows from financing activities:
Increase in bank overdrafts	23,455	3,366
Net (payments) borrowings on credit facilities	(343,400)	682,300
Dividends paid	(17,642)	(17,561)
Proceeds from the issuance of common stock, primarily for employee stock purchase plan	3,870	5,506
Tax withholdings related to the exercise of stock appreciation rights	(11,713)	(4,730)
Excess tax benefit from share-based compensation	10,291	5,698
Repurchase of common stock	(1,820)	(839)
Contingent consideration related to previous business acquisitions	—	(10,047)
Other	(294)	(801)
Net cash (used in) provided by financing activities	(337,253)	662,892

Effect of exchange rate changes on cash	(2,213)	(4,345)

Net increase (decrease) in cash and cash equivalents	675	(1,022,807)
Cash and cash equivalents, beginning of period	104,671	1,112,471
Cash and cash equivalents, end of period	$105,346	$89,664

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Forty Week Periods Ended
October 10, 2015 and October 4, 2014
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:

	October 10, 2015	October 4, 2014

Cash flows from operating activities	$520,088	$540,294
Purchases of property and equipment	(161,232)	(161,542)
Free cash flow	$358,856	$378,752

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Adjusted Debt to EBITDAR:
(In thousands, except adjusted debt to EBITDAR ratio)	Four Quarters Ended
	October 10, 2015	January 3, 2015
	(Four Quarters Ended)	(53 Weeks Ended)
Total debt	$1,293,697	$1,636,893
Add: Capitalized lease obligation (rent expense * 6)	3,174,336	3,038,904
Adjusted debt	4,468,033	4,675,797

Operating income	871,179	851,710
Add: Comparable adjustments (a)	116,586	82,234
Depreciation and amortization	273,636	284,693
EBITDA	1,261,401	1,218,637
Rent expense (less favorable lease amortization of $4,966 and $4,972, respectively)	529,056	506,484
EBITDAR	$1,790,457	$1,725,121

Adjusted Debt to EBITDAR	2.5	2.7

(a)
The comparable adjustments to the four quarters ended October 10, 2015 include General Parts integration, store consolidation costs and support center restructuring of $116.6 million. The comparable adjustments to Fiscal 2014 include General Parts integration and store consolidation costs of $82.2 million.

NOTE: Management believes its Adjusted Debt to EBITDAR ratio (“leverage ratio”) is a key financial metric and believes its debt levels are best analyzed using this measure. The Company’s goal was to quickly pay down debt resulting from the GPI acquisition in order to get back to a 2.5 times leverage ratio and maintain an investment grade rating. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Third Quarter Performance Summary on a GAAP Basis(a):

	Twelve Weeks Ended		Forty Weeks Ended
	October 10, 2015	October 4, 2014	October 10, 2015	October 4, 2014

Sales (in millions)	$2,295.2	$2,289.5	$7,703.5	$7,606.7

Comp Store Sales %	0.5%	1.5%	0.7%	2.2%

Gross Profit (in millions)	$1,032.4	$1,034.4	$3,513.6	$3,449.7

SG&A (in millions)	$826.9	$825.3	$2,788.5	$2,744.0

Operating Income (in millions)	$205.5	$209.2	$725.1	$705.6

Diluted EPS	$1.63	$1.66	$5.66	$5.56

Avg Diluted Shares (in thousands)	73,763	73,427	73,695	73,390

(a) These financial measures for the twelve weeks ended October 10, 2015 have been reported on a GAAP basis which includes the impact of General Parts integration, store consolidation and support center restructuring costs of $28.6 million and General Parts amortization of acquired intangible assets of $9.7 million. These financial measures for the twelve weeks ended October 4, 2014 have been reported on a GAAP basis which includes the impact of General Parts integration and store consolidation costs of $17.8 million and General Parts amortization of acquired intangible assets of $9.9 million. These financial measures for the forty weeks ended October 10, 2015 have been reported on a GAAP basis which includes the impact of General Parts integration, store consolidation costs and support center restructuring of $79.8 million and General Parts amortization of acquired intangible assets of $32.6 million. These financial measures for the forty weeks ended October 4, 2014 have been reported on a GAAP basis which includes the impact of General Parts integration and store consolidation costs of $45.5 million and General Parts amortization of acquired intangible assets of $32.8 million. These financial measures should be read in conjunction with our financial measures presented on a comparable basis earlier in this press release. Management believes the reporting of financial results on a non-GAAP basis to remain comparable is important in assessing the overall performance of our base business and is therefore useful for investors and prospective investors.